UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                             Ness Technologies, Inc.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    64104X108
                                    ---------
                                 (CUSIP Number)

                                 March 16, 2007
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                             ------------------
CUSIP No. 64104X108                          13G              Page 2 of 10 Pages
---------------------------------                             ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Equity Partners, L.P.               I.R.S. #13-3986317
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,352,667
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,352,667
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,352,667
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP No. 64104X108                          13G              Page 3 of 10 Pages
---------------------------------                             ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Ventures International, L.P.        I.R.S. #13-3986317
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,352,667
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,352,667
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,352,667
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP No. 64104X108                          13G              Page 4 of 10 Pages
---------------------------------                             ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Ventures, L.P.                      I.R.S. #13-3784037
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,352,667
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,352,667
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,352,667
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP No. 64104X108                          13G              Page 5 of 10 Pages
---------------------------------                             ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus & Co.                               I.R.S. #13-6358475
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,352,667
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,352,667
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,352,667
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             ------------------
CUSIP No. 64104X108                          13G              Page 6 of 10 Pages
---------------------------------                             ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus LLC                                 I.R.S. #13-3536050
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,352,667
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,352,667
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,352,667
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             ------------------
CUSIP No. 64104X108                          13G              Page 7 of 10 Pages
---------------------------------                             ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Partners LLC                        I.R.S. #13-4069737
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,352,667
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,352,667
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,352,667
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):          Name of Issuer:

                    Ness Technologies, Inc. (the "Company")

Item 1(b):          Address of Issuer's Principal Executive Offices:

                    Ness Tower
                    Atidim High-Tech Industrial Park
                    Building 4
                    Tel Aviv 61580, Israel

Item 2(a):          Name of Person Filing:

     This Amendment No. 3 to Schedule 13G (the "Amended Schedule 13G") is filed by (a) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, including two affiliated limited partnerships (collectively "WPEP"); (b) Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI"); (c) Warburg Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), (d) Warburg Pincus & Co., a New York general partnership ("WP"); (e) Warburg Pincus LLC, a New York limited liability company ("WP LLC"); and (f) Warburg Pincus Partners LLC ("WP Partners"), a New York limited liability company. WP Partners is the general partner of each of WPEP, WPVI and WPV. WP LLC manages each of WPEP, WPVI and WPV. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. WP is the managing member of WP Partners. WPEP, WPVI, WPV, WP, WP LLC and WP Partners are sometimes collectively referred to herein as the "Reporting Persons". This Amended Schedule 13G further amends the Schedule 13G filed by the Reporting Persons on December 31, 2004 (the "Initial Schedule 13G").

     The Reporting Persons have shared dispositive and voting power with respect to 3,352,667 shares of Common Stock (as defined below).

Item 2(b):          Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of the Reporting Persons is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Item 2(c):          Citizenship:

     WPEP is a Delaware limited partnership, WPVI is a Bermuda limited partnership, WPV is a Delaware limited partnership, WP is a New York general partnership, WP LLC is a New York limited liability company and WP Partners is a New York limited liability company.

Item 2(d):          Title of Class of Securities:

     Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e):          CUSIP Number

                    64104X108

Item 3:   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

           A. [ ] Broker or dealer registered under Section 15 of the Act,

           B.  [ ] Bank as defined in Section 3(a)(6) of the Act,

           C. [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

           D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           E.  [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

           F. [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

           G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

           H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

           J.  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:   Ownership:

     The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person and is incorporated herein by reference for each such reporting person.

Item 5:   Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:   Ownership of More than Five Percent on Behalf of Another Person:

     Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable

Item 8:   Identification and Classification of Members of the Group:

     The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among the Reporting Persons to file jointly is attached as Exhibit A to the Initial Schedule 13G. Each of the Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it.

Item 9:   Notice of Dissolution of Group:

          Not Applicable

Item 10:  Certification:

          Not Applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 20, 2007

                                 WARBURG PINCUS EQUITY PARTNERS, L.P.
                                    By: Warburg Pincus Partners LLC,
                                        its General Partner

                                   By: Warburg Pincus & Co.,
                                       its Managing Member


                                   By:   /s/ Scott A. Arenare
                                        ----------------------------------------
                                         Name:  Scott A. Arenare
                                        Title:  Partner


                                 WARBURG PINCUS VENTURES INTERNATIONAL, L.P.
                                        By: Warburg Pincus Partners LLC,
                                            its General Partner

                                        By: Warburg Pincus & Co.,
                                            its Managing Member


                                  By:   /s/ Scott A. Arenare
                                        ----------------------------------------
                                         Name:  Scott A. Arenare
                                        Title:  Partner


                                 WARBURG PINCUS VENTURES, L.P.
                                        By: Warburg Pincus Partners LLC,
                                            its General Partner

                                        By: Warburg Pincus & Co.,
                                            its Managing Member


                                 By:   /s/ Scott A. Arenare
                                        ----------------------------------------
                                         Name:  Scott A. Arenare
                                        Title:  Partner

                                 WARBURG PINCUS PARTNERS LLC
                                         By:  Warburg Pincus & Co.,
                                              its Managing Member


                                 By:   /s/ Scott A. Arenare
                                        ----------------------------------------
                                         Name:  Scott A. Arenare
                                        Title:  Partner


                                 WARBURG PINCUS & CO.


                                  By:   /s/ Scott A. Arenare
                                        ----------------------------------------
                                         Name:  Scott A. Arenare
                                        Title:  Partner


                                 WARBURG PINCUS LLC


                                 By:   /s/ Scott A. Arenare
                                        ----------------------------------------
                                         Name:  Scott A. Arenare
                                        Title:  Managing Director